TAAD

A PCAOB Registered Firm

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

The Board of Directors and Stockholders:

NuLife Sciences, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 17, 2017 relating to the financial statements of NuLife Sciences, Inc. which appears in the Annual Report on Form 10-K of NuLife Sciences, Inc. for the year ended September 30, 2016.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements which appears in the Annual Report on Form 10-K of NuLife Sciences, Inc. the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TAAD, LLP

Diamond Bar, California

August 14, 2017